Exhibit 99.1
O2Diesel Appoints a New Independent Director
Newark, DE, Mar 29, 2006 (MARKET WIRE via COMTEX News Network) -- O2Diesel Corp. (AMEX: OTD) is pleased to announce that Gerson Santos-Leon has accepted the Company’s offer to join its Board as an independent director.
Mr. Santos-Leon was nominated to the Board by Abengoa Bioenergy R&D, Inc. (“ABRD”). ABRD and the Company recently entered into a Commercial Agreement to jointly develop the market for O2Diesel(TM) in Europe during a five year period. As part of the Commercial Agreement, ABRD will be the exclusive supplier of the ethanol to be used in the blending of O2Diesel(TM) in Europe. In addition, ABRD invested Euro 3,000,000 into the Company to fund these efforts and acquired approximately 13% of the Company’s outstanding shares.
Mr. Santos-Leon is the Director of Research and Development Corporate Director for ABRD. In this capacity, he is responsible for developing technologies for the conversion of renewable biomass resources into ethanol, and related co-products and utilization technology. He leads a multidisciplinary team responsible for the management, planning, coordination, and implementation of the research, development, scale-up, and demonstration activities for the business group.
Prior to Abengoa, Mr. Santos-Leon led the Biofuels Program at the U.S. Department of Energy where he was responsible for the development and implementation of the program strategic plan, technology, and business management process. While at the DOE he provided oversight for the large number of federal and private contractors responsible for the day to day activities of the program. He has been a member of several management boards responsible for evaluating and developing energy programs and has over twenty years of experience in the energy sector developing nuclear and renewable technologies. Mr. Santos-Leon holds a Chemical Engineering degree from the University of Puerto Rico, and resides with his family in St. Louis, MO.
“We are extremely pleased to have a professional with Gerson’s experience and knowledge join our Board,” commented Alan Rae, CEO of O2Diesel Corporation. “I am looking forward to working with him as we meet the challenge of expanding the use of O2Diesel in the US and Europe, where they are rapidly embracing and mandating the use of biofuels including ethanol. I am sure that Gerson will be an invaluable asset not only to the Board but the company as a whole.”
Mr. Santos-Leon said, “I am excited to have the opportunity to work with O2Diesel and look forward to helping the company enhance its development and deployment team to further the utilization of O2Diesel in the transportation sector in the US and Europe. Making diesel fuel perform as efficiently as possible, while being good stewards of the environment, are critical goals for most countries. As a representative of Abengoa Bioenergy, I am proud to join the O2Diesel board and embrace the challenge of providing cleaner diesel for the future using ethanol.”
More about O2Diesel:
O2Diesel Corporation (AMEX: OTD) is a pioneer in the commercial development of a cleaner-burning diesel fuel that provides excellent performance and environmental benefits for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend treated with the company’s proprietary natural oil-derived stabilizing additive that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266-6000
Or
Alliance Advisors, LLC
Alan Sheinwald
+1 (914) 244-0062
SOURCE: O2Diesel Corporation